                                                Filed Pursuant to Rule 424(b)(3)
                                                    Registration Number 33-61653

                                2,938,479 Shares


                                 STAPLES, INC.

                                  Common Stock

                             _____________________

             The shares of common stock, $0.0006 par value per share (the "Common Stock"), of Staples, Inc. ("Staples" or the "Company") covered by this Prospectus are issued and outstanding shares which may be offered and sold, from time to time, for the account of certain stockholders of the Company (the "Selling Stockholders"). See "Selling Stockholders." The shares of Common Stock covered by this Prospectus were issued to the Selling Stockholders in a private placement made in connection with the acquisition of National Office Supply Company, Inc. by Staples through a merger completed on February 23, 1994. All of the shares offered hereunder are to be sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the shares by the Selling Stockholders.

              The Selling Stockholders may from time to time sell the shares covered by this Prospectus on the Nasdaq National Market in ordinary brokerage transactions, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the Selling Stockholders may (a) effect short sales against the box and cover such short sales with shares covered by this Prospectus, (b) write calls against shares covered by this Prospectus and deliver shares covered by this Prospectus upon any exercise of any such call, (c) buy puts covering shares of Common Stock of the Company and deliver shares covered by this Prospectus upon any exercise of any such put, (d) use shares covered by this Prospectus as collateral for borrowings and (e) engage in any combination of the foregoing. See "Plan of Distribution." The Common Stock is traded on the Nasdaq National Market under the symbol SPLS.
                             _____________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
             OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                             _____________________

               The date of this Prospectus is February 29, 1996.

                            AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission").Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is traded on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the shares of Common Stock offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission are incorporated herein by reference:

      (1) The Company's Annual Report on Form 10-K for the fiscal year ended January 28, 1995, as amended by Amendment No. 1 on Form 10-K/A;

      (2) The Company's Quarterly Report on Form 10-Q for the quarter ended April 29, 1995; and

      (3) The Company's Registration Statement on Form 8-A dated April 7, 1989 registering the Common Stock under Section 12(g) of the Exchange Act.

      All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or

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

supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). Requests for such copies should be directed to the Secretary of the Company, 100 Pennsylvania Avenue, P.O. Box 9328, Framingham, Massachusetts 01701-9328; telephone (508) 370-8500.

        Except as otherwise noted, all information in this Prospectus reflects the three-for-two splits of the Company's Common Stock effected in the form of 50% stock dividends in December 1993, October 1994 and July 1995.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                 THE COMPANY

        Staples pioneered the office supplies superstore concept in 1986 and is a leading office supplies retailer with over 370 stores in North America. These retail superstores serve small businesses and home office customers by offering one-stop shopping for their office products needs and by carrying a wide selection of products at prices substantially below those customarily available from traditional sources. Through recent acquisitions of contract stationers and increased focus on Staples Direct, the Company's mail order delivery business, Staples has expanded its customer base to include medium- and large-size businesses. As a result, the Company is now positioned to serve the needs of customers in all end-user segments of the office products market.

      Staples has experienced substantial growth since its inception in 1986. The Company's growth strategy is focused on three principal business areas:

      North American Superstores. The Company will seek to grow its core business through new store expansion and through comparable store sales growth. Staples operates three retail formats in North America:
Staples - The Office Superstore, Staples Express Superstore and The Business Depot Superstore. During fiscal 1995, the Company plans to open approximately 87 stores, and Staples expects to end fiscal 1995 with approximately 437 stores, including 64 stores in Canada and 16 Staples Express Superstores.

      Contract and Commercial. In 1994, the Company established Staples Contract and Commercial, the Company's delivery business unit, which utilizes three different sales approaches to deliver office products to small, medium and large companies. Staples Direct, the Company's mail order business, primarily targets companies with less than 20 office workers. Staples Business Advantage, which is comprised of several regional contract stationers, targets medium to large companies, typically with 20 to 100 office workers. Staples National Advantage, the Company's national contract stationer, targets large companies (greater than 100 office workers) with multiple locations around the United States. The Company is expanding its contract and commercial business both through internal growth and additional acquisitions of regional contract stationers.

      International. The Company believes that foreign markets may provide additional growth opportunities for the latter part of the 1990s. Staples has approached foreign markets through joint ventures in order to take advantage of local operating expertise and reduce the risk associated with entering these new markets. Staples has joint ventures in the United Kingdom and Germany. By the end of fiscal 1995, the Company expects that its United Kingdom joint venture will be operating 30 stores and that its German joint venture will be operating 15 stores.

      The Company's executive offices are located at 100 Pennsylvania Avenue, P.O. Box 9328, Framingham, Massachusetts 01701-9328 (telephone:
(508) 370-8500). The Company was organized in November 1985. As used in this Prospectus, the terms the "Company" and "Staples" refer to Staples, Inc., a Delaware corporation, and its subsidiaries.


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

                              USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                                 THE MERGER

      Pursuant to an Agreement and Plan of Merger dated January 24, 1994 (the "Merger Agreement") by and among Staples, Staples Acquisition Corp. (a New Jersey corporation and a wholly-owned subsidiary of Staples), National Office Supply Company, Inc. ("National") and the stockholders of National, effective February 23, 1994, Staples Acquisition Corp. was merged with and into National. As a result of the Merger, National became a wholly-owned subsidiary of Staples. In consideration of the Merger, former stockholders of National received a total of 7,834,752 shares of Staples Common Stock.


                              SELLING STOCKHOLDERS

The Selling Stockholders are former stockholders of National. The shares of Common Stock covered by this Prospectus were issued to the Selling Stockholders in connection with the acquisition of National by Staples. See "The Merger."

      The following table sets forth the number of shares of Common Stock beneficially owned by each of the Selling Stockholders as of July 30, 1995, the number of shares to be offered by each of the Selling Stockholders pursuant to this Prospectus and the number of shares to be beneficially owned by each of the Selling Stockholders if all of the shares offered hereby are sold as described herein.  Mr. Goldner served as Executive Vice
President of the Company from April 1994 to November 1994 and as Chairman of the Board of Directors and Chief Executive Officer of National from June 1989 to November 1994 and as a director of National from 1974 to November 1994.
Mr. Goldner is currently a consultant to the Company.   Ms. Stern served as
as Executive Vice President of National from June 1989 to May 1995.  The
Selling Stockholders have not held any other positions or offices with, been employed by, or otherwise had a material relationship with, the Company or any of its predecessors or affiliates since July 30, 1992 (other than as stockholders of Staples subsequent to the Merger).

                             Number of                  Number of          Number of
                             Shares of                  Shares of          Shares of
                            Common Stock                 Common          Common Stock
  Name of                   Beneficially                 Stock           Beneficially
  Selling                   Owned as of                 Offered           Owned After
Stockholder                July 30, 1995                 Hereby            Offering
-----------                -------------                ---------        ------------
David H. Goldner(1)           2,029,000                 1,958,688            70,312

Judith Stern(2)                 979,791                   979,791                 0

  ____________

  (1) Includes 70,312 shares of Common Stock subject to stock options that are exercisable within 60 days of July 30, 1995.

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
 (2) Excludes 979,701 shares of Common Stock owned and 49,218 shares of Common Stock subject to stock options exercisable within 60 days of July 30, 1995 held by Ms. Stern's spouse, with respect to which Ms. Stern disclaims beneficial ownership.


                            PLAN OF DISTRIBUTION

     Shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Stockholders. Pursuant to agreement between the Company and each of the Selling Stockholders, Mr. Goldner and Ms.
Stern have agreed not to sell or otherwise dispose of more than 585,000 shares and 292,500 shares of Common Stock covered by this Prospectus, respectively, during any 90-day period without the consent of the Company; provided, however, that after February 23, 1996, Mr. Goldner and
Ms. Stern may sell or otherwise dispose of up to 979,344 shares and 489,672 shares of Common Stock, respectively, in any 90-day period but not more than 1,170,000 shares and 585,000 shares, respectively, in any 180-day period. Except as set forth in such agreements, the Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in the over-the-counter market or otherwise, at prices related to the then current market price or in negotiated transactions, including pursuant to an underwritten offering or one or more of the following methods: (a) purchases by the broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (c) block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction. In addition, the Selling Stockholders may (v) effect short sales against the box and cover such short sales with shares covered by this Prospectus, (w) write calls against shares covered by this Prospectus and deliver shares covered by this Prospectus upon any exercise of any such call, (x) buy puts covering shares of Common
Stock of the Company and deliver shares covered by this Prospectus upon any exercise of any such put, (y) use shares covered by this Prospectus as collateral for borrowings and (z) engage in any combination of the foregoing. The Company has been advised by the Selling Stockholders that they have not made any arrangements relating to the distribution of the shares covered by this Prospectus. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate.
Broker-dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. The Merger Agreement provides that the Company will indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

        In offering the shares of Common Stock covered hereby, the Selling Stockholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. To the


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

extent that shares pledged as collateral for loans are sold by the lender, such lender may also be deemed an "underwriter" within the meaning of the Securities Act.

     The Company has advised the Selling Stockholders that during such time as they may be engaged in a distribution of Common Stock included herein they are required to comply with Rules 10b-6 and 10b-7 under the Exchange Act (as those Rules are described in more detail below) and, in connection therewith, that they may not engage in any stabilization activity in connection with Staples securities, are required to furnish to each broker-dealer through which Common Stock included herein may be offered copies of this Prospectus, and may not bid for or purchase any securities of the Company or attempt to induce any person to purchase any Staples securities except as permitted under the Exchange Act. The Selling Stockholders have agreed to inform the Company when the distribution of the shares is completed.

     Rule 10b-6 under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

     This offering will terminate on the earlier of (a) February 23, 1998 or
(b) the date on which all shares offered hereby have been sold by the Selling Stockholders.


                               LEGAL MATTERS

      The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Hale and Dorr, Boston, Massachusetts.

                                  EXPERTS

      The consolidated financial statements of Staples at January 28, 1995 and January 29, 1994, and for each of the three years in the period ended January 28, 1995, incorporated by reference in Staples' Annual Report on Form 10-K for the year ended January 28, 1995, as amended by Amendment No. 1 on Form 10-K/A, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference.

        The balance sheet of National Office Supply Company, Inc. as of June 30, 1992, and the related statements of earnings and retained earnings and cash flows for the year then ended, incorporated by reference in Staples' Annual Report on Form 10-K for the period ended January 28, 1995, as amended by Amendment No. 1 on Form 10-K/A, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference.

        The financial statements referred to above are incorporated by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

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